UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest reported event): October 29, 2010 (October 25, 2010)
NCI BUILDING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)

10943 North Sam Houston Parkway West
Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 897-7788

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c) Appointment of Certain Officers.
     On October 25, 2010, the Board of Directors of NCI Building Systems, Inc. (“NCI” or the “Company”) approved the promotion of Richard W. Allen to Vice President — Finance and Chief Accounting Officer, effective November 1, 2010. Mr. Allen, age 35, previously served as NCI’s Vice President of Finance and Corporate Controller since January 2009, Corporate Controller since January 2008, and, before that, as NCI’s Director of Corporate Accounting Services since April 2007. Prior to joining NCI, Mr. Allen was employed by Deloitte & Touche LLP, an accounting, tax and consulting firm, where he served as an Audit Senior Manager from 2004 to 2007 and Audit Manager from 2002 to 2004. Mr. Allen has a B.A. in Accounting from Stephen F. Austin State University and an M.B.A. from the University of Houston.
     In connection with Mr. Allen’s promotion, on November 1, 2010, he and the Company will enter into a change of control agreement (the “Agreement”). Under the Agreement, Mr. Allen will serve in an at-will capacity and the Company may terminate employment at any time, with or without cause. If his employment is terminated for any reason other than termination in connection with a change in control, Mr. Allen will be entitled to receive the portion of his earned annual base salary through the date of termination and any bonus to which Mr. Allen is entitled. If, within 24 months following a change in control, Mr. Allen is terminated without “cause” or resigns for “good reason” (as defined in the Agreement), he will be entitled to receive two times his annual base salary and medical and dental coverage for a period of up to eighteen months. Mr. Allen will be further bound by a covenant not to compete with the Company for the term of his employment and, in the event he receives a change in control payment, for a period of two years following his termination. This Agreement is substantially the same as the employment agreements entered into with substantially all of NCI’s other executive officers in 2007, as amended in 2009. This summary does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description
10.1	Agreement dated November 1, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.
By:	/s/ Todd R. Moore
	Name:	Todd R. Moore
	Title:	Executive Vice President, General Counsel and Secretary

Dated: October 29, 2010

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